MANAGEMENT AGREEMENT
Yorkville America Equities, LLC

This Agreement, entered into as of August 26, 2026, between T-REX (Cayman) Portfolios SPC (the “Fund”), on behalf of each Segregated Portfolio listed on Appendix A hereto (each a “Segregated Portfolio” and collectively, the “Segregated Portfolios”), and Yorkville America Equities, LLC, a Florida limited liability company registered as an investment adviser with the United States Securities and Exchange Commission with its principal place of business in Mountainside, New Jersey, (referred to herein as “Yorkville”), to provide certain management and investment advisory services to the Fund, for and on behalf of the Segregated Portfolios.

The Fund is a Cayman Islands segregated portfolio company which maintains segregated portfolios (as defined in the Companies Act (Revised) of the Cayman Islands) in order to segregate the assets and liabilities of each such segregated portfolios from the assets and liabilities of other segregated portfolios and from the general assets of the Fund. The sole shareholder of each Segregated Portfolio is the corresponding series of Yorkville America Investment Trust listed on Appendix A hereto (the “Sole Shareholder”). Yorkville America Investment Trust (the “Trust”), is an Ohio business trust registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including each Sole Shareholder. Each Segregated Portfolio’s principal purpose is to provide its corresponding Sole Shareholder with exposure to certain assets such as commodities and exchange traded products or funds within the limitations of the U.S. federal tax requirements that apply to the Sole Shareholder. Each Segregated Portfolio (unlike the Sole Shareholder) may invest without limitation in commodities, commodity index-linked securities, exchange traded products or funds, other commodity-linked securities and derivative instruments. However, each Segregated Portfolio otherwise is subject to such Sole Shareholder’s investment restrictions and other policies. The Fund and each Segregated Portfolio wishes to have the benefit of the investment advisory services of Yorkville, and Yorkville desires to furnish services for the Fund and the Segregated Portfolios and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.Appointment. The Fund on behalf of each Segregated Portfolio hereby appoints Yorkville as the Fund’s investment adviser with respect to each Segregated Portfolio listed on Appendix A for the period and on the terms set forth in this Agreement. Yorkville accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.Duties. In its capacity as investment adviser to the Fund and the Segregated Portfolios, Yorkville shall have the following duties:

(a)Yorkville, or its Designee (as defined below), shall, subject to the direction and control by the Fund’s Board of Directors (the “Board”) and the provisions of the Fund’s Memorandum and Articles of Association (as may be amended from time to time, the “Articles”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and any applicable Cayman Islands law and U.S. state and federal law, as well as the investment objectives, policies and restrictions of each Segregated Portfolio: (i) regularly provide investment advice and recommendations to each Segregated Portfolio with respect to its investments, investment policies and the purchase and sale of securities; (ii) designate the identity, quantity and weighting of the securities (and amount of cash, if any) to be accepted in exchange for “creation units” of the Segregated Portfolio or that will be applicable that day to redemption requests received by the Segregated Portfolio; (iii) supervise continuously the investment program of the Segregated Portfolio and the composition of its portfolio and determine what securities shall be purchased or sold by the Segregated Portfolio; and ( iv) arrange, subject to the provisions of Section 6(c) hereof, for the purchase of securities and other investments for the Segregated Portfolio and the sale of securities and other investments held in the portfolio of the Segregated Portfolio.

(b)Yorkville may, from time to time, hire one or more sub-advisers to perform investment advisory services with respect to the Segregated Portfolio(s) or any portion thereof (each, a “Designee”). In addition, Yorkville has the authority to (i) obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services, (ii) select new or additional sub-advisers for each Segregated Portfolio, (iii) enter into and materially modify existing sub-advisory agreements, and (iv) terminate and replace any sub-adviser. Each such action described in this paragraph is subject to the approval of the Board, including a majority of the Directors of the Fund who are not "interested persons" (as defined in the 1940 Act) of the Fund or Yorkville, and the terms of any applicable exemptive relief obtained from the SEC. The retention of a sub-adviser by Yorkville shall not relieve Yorkville of its responsibilities under this Agreement.

(c)Yorkville or its Designee will place orders pursuant to its investment determinations for each Segregated Portfolio either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund, the Segregated Portfolios and/or the other accounts over which Yorkville or its Designee exercise investment discretion. Yorkville or its Designee is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Segregated Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Yorkville or its Designee determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Yorkville or its Designee have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict Yorkville’s or its Designee’s authority regarding the execution of each Segregated Portfolio’s portfolio transactions provided herein.

(d)The Fund, on behalf of each Segregated Portfolio, hereby authorizes any entity or person associated with Yorkville which is a member of a national securities exchange to effect any transaction on the exchange for the account of a Segregated Portfolio which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund and each Segregated Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2- 2(T)(a)(2)(iv). Notwithstanding the foregoing, Yorkville agrees that it will not deal with itself, or with the Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund or a Segregated Portfolio, nor will it purchase any securities from an underwriting or selling group in which Yorkville or its affiliates is participating, or arrange for purchases and sales of securities between the Fund, a Segregated Portfolio and another account advised by Yorkville or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Articles and each Sole Shareholder’s then- current Prospectus and Statement of Additional Information relative to Yorkville and its directors and officers.
(e)Yorkville shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to each Segregated Portfolio’s portfolio securities.
(f)To carry out the duties and responsibilities provided hereunder, Yorkville is hereby authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of each Segregated Portfolio, to place orders and issue instructions for the Segregated Portfolio. In all purchases, sales and other transactions in securities for a Segregated Portfolio, Yorkville is authorized to exercise full discretion and act for the Segregated Portfolio in the same manner and with the same force and effect as the Segregated Portfolio might or could do with respect to such purchases, sales or other transactions.

3.Activities of Yorkville. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of Yorkville, whether or not a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Yorkville to engage in any other business or to render services of any kind, including investment advisory, administrative and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or investments for a Segregated Portfolio and one or more other accounts of Yorkville is considered at or about the same time, transactions in such securities or investments will be allocated among the accounts in a manner deemed equitable by Yorkville. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with Yorkville’s policies and procedures as presented to the Board from time to time.

4.Allocation of Charges and Expenses. During the term of this Agreement, Yorkville shall pay all of the expenses of the Fund (including compensation of members of the Board), except for (i) the fee payment under this Agreement, (ii) interest expenses, (iii) taxes, (iv) acquired fund fees and expenses, (v) brokers’ commissions and any other portfolio transaction-related expenses and fees arising out of transactions effected on behalf of the Fund or a Segregated Portfolio, (vi) credit facility fees and expenses, including interest expenses and (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, Yorkville’s payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to Yorkville pursuant to Section 6 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to Yorkville pursuant to Section 6 hereof, Yorkville will reimburse the Fund for such excess amount.

5.Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)The Fund shall at all times keep Yorkville fully informed with regard to the securities owned by the Fund and the Segregated Portfolio’s, the Fund’s and the Segregated Portfolio’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s and each Segregated Portfolio’s affairs. The Fund shall furnish Yorkville with such other documents and information with regard to the Fund’s affairs as Yorkville may from time to time reasonably request. The Fund shall provide Yorkville with access to all information, documents, and records of and about the Fund and the Segregated Portfolios that are necessary for Yorkville to carry out the performance of its duties under this Agreement. Each Sole Shareholder shall furnish Yorkville with a certified copy of any financial statement or report prepared for the Sole Shareholder by certified or independent public accountants, and with copies of any financial statements or reports made by such Sole Shareholder to its shareholders or to any governmental body or securities exchange.
(b)Yorkville shall at all times keep the Fund fully informed with regard to each Segregated Portfolio’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s and each Segregated portfolio’s affairs. Yorkville shall furnish the Fund with such other documents and information with regard to the Fund as the Fund may from time to time reasonably request.

(c)Yorkville acknowledges the Fund is subject to the Data Protection Act (Revised) of the Cayman Islands (the “DPA”) and acknowledges and agrees that, to the extent that the Fund or one of its delegates desires or is required to transfer “personal data” (as defined under the DPA) to the Yorkville, the Fund may only do so in accordance with the DPA.

6.Compensation of Yorkville. The Fund agrees to pay Yorkville and Yorkville agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee payable monthly and calculated as 1.25% of the daily net assets of each Segregated Portfolio included on Appendix A of this Agreement, as such Appendix A may be amended from time to time.

7.Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of Yorkville, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

8.Term.
(a)This Agreement will become effective with respect to the Fund on the date set forth above and shall continue in effect with respect to the Fund and each Segregated Portfolio, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided that, subject to clause 8(b), such continuance is specifically approved at least annually by an authorized person of the Trust.

(b)The Trust's authority to approve the continuance of this Agreement by an authorized person of the Trust pursuant to clause 8(a) above shall be revoked, and shall not be required, in the event the REX Adviser to the respective Sole Shareholder of each Segregated Portfolio no longer serves in an investment advisory capacity with respect to such Sole Shareholder

9.Termination. This Agreement may be terminated with respect to the Fund and each Segregated Portfolio at any time, without penalty, by the Board or the affirmative vote of a majority of the outstanding voting securities of the Fund provided that 60 days’ written notice of termination be given to Yorkville at its principal place of business. This Agreement may be terminated with respect to the Fund by Yorkville at any time by giving 60 days’ written notice of termination to the Fund, addressed to its principal place of business. For so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio, this Agreement may be terminated with respect to such Segregated Portfolio at any time by the Trust, on behalf of such Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to Yorkville. This Agreement may be terminated with respect to the Fund or a Segregated Portfolio upon the mutual written consent of Yorkville and, for so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio , the Trust. This Agreement shall terminate automatically in the event of its assignment by Yorkville and shall not be assignable by the Fund without the consent of Yorkville.
10.Liability of Yorkville. Yorkville may rely on information reasonably believed by it to be accurate and reliable. Yorkville assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund or a Segregated Portfolio, provided that nothing in this Agreement shall protect Yorkville against any liability to the Fund or a Segregated Portfolio to which Yorkville would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 10, the term “Yorkville” shall include Yorkville and the partners, shareholders, directors, officers and employees of Yorkville.

11.Meanings of Certain Terms. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

13.Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.
14.Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

15.Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know- how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is:
(i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.
Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent applicable Cayman Islands, federal, state and international laws and regulations relating to personal information security.
The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

16.Limitation of Liability. The undersigned Director of the Fund has executed this Agreement not individually, but as a Director under the Fund’s Articles and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually. Yorkville agrees that for services rendered to the Fund or a particular Segregated Portfolio, or for any claim by it in connection with services rendered to the

Fund or such Segregated Portfolio, it shall look only to assets of the Fund or the particular Segregated Portfolio for satisfaction.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

Yorkville America Equities, LLC

By: /s/ Steve Neamtz     Name: Steve Neamtz
Title: Chief Executive Officer

T-REX (CAYMAN) PORTFOLIOS SPC
FOR AND ON BEHALF OF EACH SEGREGATED PORTFOLIO LISTED ON APPENDIX A HERETO

By: /s/ Mary Lou Ivey     Name: Mary Lou Ivey
Title: Director

APPENDIX A

Fund	Segregated Portfolio	Management Fee
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF	YA MarketVector Bitcoin and Ether Strategic Momentum Index (Cayman) Portfolio S.P.	0.80%
Yorkville America Crypto Leaders ETF	Yorkville America Crypto Leaders (Cayman) Portfolio S.P.	0.80%
Yorkville America Crypto Leaders Covered Call ETF	Yorkville America Crypto Leaders Covered Call (Cayman) Portfolio S.P.	0.80%
Yorkville America Digital Asset Ecosystem ETF	Yorkville America Digital Asset Ecosystem (Cayman) Portfolio S.P.	0.80%
Yorkville America MANGOS Plus ETF	Yorkville America MANGOS Plus (Cayman) Portfolios S.P.	0.50%
Yorkville America MANGOS Plus Premium Equity Income Index ETF	Yorkville America MANGOS Plus Premium Equity Income Index (Cayman) Portfolios S.P.	0.50%
YA Columbus Macro Anti-Debasement Index ETF	YA Columbus Macro Anti-Debasement Index (Cayman) Portfolio S.P.	0.50%
YA Columbus Macro Reindustrialization Dividend Index ETF	YA Columbus Macro Reindustrialization Dividend Index (Cayman) Portfolio S.P.	0.40%